Exhibit 10.2

CONSOLIDATED AMENDMENT AGREEMENT

THIS CONSOLIDATED AMENDMENT AGREEMENT (the “Amendment”) is made and entered into effective as of this 19th day of June, 2009 by and between Taylor Capital Group, Inc., a Delaware corporation (the “Company”) and Lawrence Ryan (the “Participant”).

W I T N E S S E T H:

I.	TAYLOR CAPITAL GROUP, INC. SENIOR OFFICERS CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, the Company maintains the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (the “Plan”), and, acting through the Compensation Committee of its Board of Directors in accordance with the Plan, has designated the Participant as a participant in the Plan as originally effective on December 31, 2008; and

WHEREAS, the Company desires to amend and completely restate the Plan effective as of December 31, 2008 (copy of which amendment and restatement of the Plan will be provided to the Participant), and as part of that amendment and restatement,

(i)	the Company has agreed that the definition of a “Change in Control Period” in Section 2(g) of the Plan shall be changed as to the Participant (as a participant in the Plan on December 31, 2008), to be the period beginning on the “Effective Date” (as defined in the Plan) of a Change in Control and ending on the second (rather than the first) anniversary of said Effective Date;

(ii)	the Participant has agreed to the changes in the definition of a “Change in Control” in Sections 2(f), (r) and (s) of the Plan; and

(iii)	the Company and the Participant have agreed to the other changes to the Plan reflected in the provided draft amendment and restatement;

NOW THEREFORE, in consideration of the provisions of the amendment and restatement of the Plan (in the draft form provided to the Participant) desired by the Company and by the Participant, respectively, as described above, the parties agree to the changes made by said restatement, and the Participant waives the requirement of two-year advance notice of the restatement as provided in Article VI of the Plan, in accordance with Section 7.12 of the Plan, so that the amendment and restatement of the Plan shall be effective as of December 31, 2008.

II.	CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

WHEREAS, the parties entered into a “Confidentiality and Non-Solicitation Agreement” in the form of a letter from the Company to the Participant dated March 25, 2008 by the Company (the “Agreement”); and

WHEREAS, the Company desires that the phrase “a period of six (6) months after your employment ends for any reason” be changed to the phrase “a period of twelve (12) months after your employment ends for any reason” where the former phrase currently occurs in the portion of paragraph 2 of the Agreement immediately preceding subparagraph 2.a of the Agreement;

NOW, THEREFORE, in consideration of the Company’s amendment of the “Change in Control Period” definition in the Plan as described above and the premises and the mutual promises contained in this Amendment, the parties agree that the Agreement shall be amended as described in the immediately preceding paragraph hereof.

III.	TAYLOR CAPITAL GROUP, INC. OFFICER AND EMPLOYEE 2009 RESTRICTED STOCK AWARD

WHEREAS, the Company previously granted one or more Restricted Stock Awards to Participant (the “Awards”);

WHEREAS, the parties desire to amend the Awards;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree to amend the Awards as follows:

1. By replacing “twelve (12) months” with “twenty-four (24) months” where the former phrase appears in Section 3.1 of the Awards.

2. By replacing Section 3.2 of the Awards in its entirety with the following:

“Section 3.2. Change in Control. For purposes of this Agreement, a ‘Change In Control’ shall mean any of the following:

(a) A change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the day that any one person, or more than one person acting as a Group, except for the Taylor Family, the Steans Family or any Group of which either the Taylor Family or the Steans Family is a member, acquires ownership of stock of the Company or the Bank that, together with all other stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank.

(b) A change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank occurs on the earlier of the date that a majority of the members of the Board or the Bank’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board or the Bank’s Board of Directors prior to the date of the appointment or election; provided, however, that, if one person, or more than one person acting as a Group, is considered to effectively control the Company or the Bank, the acquisition of additional control of the Company or the Bank by the same person or persons is not considered a change in the effective control of the Company or the Bank.

(c) A change in the ownership of a substantial portion of the Company’s or the Bank’s assets. A change in the ownership of a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquire during the twelve (12) month period ending on the date of the most recent acquisition by such person) assets from the Company or the Bank or the Bank that have a total Gross Fair Market Value (as defined below) equal to or more than fifty percent (50%) of the total Gross Fair Market Value of all of the assets of the Company or the Bank or the Bank immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company or the Bank or the Bank is not treated as a change in the ownership of such assets if the assets are transferred to:

(1) a stockholder of the Company or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock; or

(2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank.

For purposes of this definition of Change in Control, ‘Taylor Family’ means (i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust, (including any charitable remainder trust) guardianship or custodianship formed or to be formed for the primary benefit of any individual described in (i) or (ii) above, and (iv) any proprietorship, partnership, limited liability company, foundation or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

For purposes of this definition of Change in Control, ‘Steans Family’ shall mean Harrison I. Steans, Jennifer W. Steans, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.”

This Amendment, together with the Award, constitutes the entire agreement among the parties and contains all of the agreements among the parties with respect to the subject matter hereof. Except as specifically amended as a result of this Amendment, the Award shall remain in force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TAYLOR CAPITAL GROUP, INC.		PARTICIPANT

By:	/s/ Nancy Karasek	By:	/s/ Lawrence Ryan
Nancy Karasek Group Senior Vice President		Lawrence Ryan